Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Jarden Corporation on Form S-8, of our report dated December 10, 2003 (June 28, 2004 as to Note 12) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of Bicycle Holding, Inc.) related to the consolidated financial statements of Bicycle Holding, Inc. and subsidiaries as of and for the year ended September 28, 2003, appearing in the Current Report on Form 8-K/A of Jarden Corporation dated August 6, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

November 10, 2005